Exhibit 10(a)

CONSULTING AGREEMENT BETWEEN
TRUSTCO BANK CORP NY AND ROBERT A. McCORMICK

THIS CONSULTING AGREEMENT (“Agreement”) is entered into as of the 21st day of December, 2010 by and between TrustCo Bank Corp NY, a New York corporation (“TrustCo”), and Robert A. McCormick (“McCormick”).  In consideration of the mutual covenants herein contained, the parties agree as follows:

1.             Term and Duties.

(a)           The term of McCormick’s engagement under this Agreement will be effective upon signing and commence on June 1, 2011 and will continue through May 31, 2016 unless sooner terminated pursuant to Section 2 or Section 5 (the “Term”).

(b)           During the Term, McCormick shall serve as a consultant to the board of directors of TrustCo and to the boards of directors of each of its affiliates, rendering to such boards and to individual members of such boards consulting services and advice on an as-needed basis with respect to matters pertaining to TrustCo and its affiliates.  The services rendered shall be advisory only and McCormick’s services as a consultant shall be rendered, during his lifetime, at such times and places as may be mutually convenient to the boards and McCormick.  McCormick acknowledges that he will be an independent contractor only, and shall not for any purpose hereunder be considered to be an employee of TrustCo or any of its affiliates.

2.             Compensation.  In full compensation for the services to be rendered by McCormick hereunder during the Term and for the noncompetition agreement set forth in Section 3 herein, TrustCo will pay McCormick an annual fee in the amount of Two Hundred Thousand Dollars ($200,000), to be paid on June 1, 2011, in a single lump sum cash payment, and on each annual anniversary thereafter during the Term; this annual fee shall be payable each year to McCormick during the Term. In the event of McCormick’s death or disability (as hereafter defined) during the Term, TrustCo shall be obligated to pay to McCormick’s estate or other designated beneficiary the full amount of the annual fee, if such fee has not previously been paid, under this Agreement for the Term year (June 1 to May 31) in which such death or disability occurred, and upon such payment its obligations under Section 2 of this Agreement will terminate. For avoidance of doubt, if TrustCo had previously paid the annual fee for the Term year in which the death or disability occurred, it shall have no further payment obligation under this Section 2. Such payment, if not previously paid, shall be made in a single lump sum cash payment on or before the ninetieth (90th) day following date of death or disability. In no event will McCormick or his estate have the right to designate the taxable year of such payment. For purposes of this Section 2, the term “disability” means (i) McCormick is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expect to last for a continuous period of not less than 12 months; or (ii) McCormick is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of TrustCo.  McCormick also will be deemed to have a “disability” if determined to be totally disabled by the Social Security Administration. In addition, McCormick will be deemed to have a “disability” if determined to be disabled in accordance with a disability insurance program accepted by TrustCo, provided that the definition of disability applied under such disability insurance program complies with the requirements of this Section.

3.           Noncompetition.  McCormick acknowledges that he has provided special, unique and extraordinary services to TrustCo and its affiliates during his employment with TrustCo and its bank subsidiary.  McCormick agrees that he will not, during the Term, directly or indirectly, without the written consent of TrustCo:

(a)           Own, have any interest in or act as an officer, director, partner, principal, employee, agent, representative, consultant to or independent contractor of a Competitor if McCormick in any such capacity performs services in an aspect of Competitor’ business which is competitive with TrustCo or an affiliate; provided, however, McCormick may invest in no more than 5% of the stock of any publicly-traded company that is a Competitor without violating this covenant;

(b)           Divert or attempt to divert to a Competitor any client, customer or account of TrustCo or an affiliate (which is a client, customer or account during the Term); or

(c)           Hire, or solicit to hire, for or on behalf of a Competitor, any employee of TrustCo or an affiliate (who is an employee of TrustCo or an affiliate as of the time of such hire or solicitation to hire) or any former employee of TrustCo or an affiliate (who was employed by TrustCo or an affiliate within the 12-month period immediately preceding the date of such hire or solicitation to hire).

(d)           For purposes of this Section 3, capitalized terms are defined as follows:

Competitor.  “Competitor” shall mean any person, firm, corporation, partnership, limited liability company or any other entity doing business in the Geographic Market which, during the Term is engaged in competition in a substantial manner with TrustCo or an affiliate.

Geographic Market.  “Geographic Market shall mean the area within a radius of twenty-five (25) miles of the location of the headquarters or any branch office of TrustCo or an affiliate.

4.             Scope of Noncompetition Provisions.  If it shall be finally determined by any court of competent jurisdiction that any limitation contained in Section 3 is too extensive to be legally enforceable and must be reduced, then the parties hereby agree that such reduced limitation shall be deemed to be the maximum scope or duration which shall be legally enforceable and McCormick hereby consents to the enforcement of such reduced limitation.

5.             Termination of Contract.  TrustCo may terminate this Agreement upon not less than one (1) year’s prior written notice to McCormick.  Upon the effective date of such termination, the parties’ obligations under this Agreement shall cease.

6.             Entire Agreement; Amendment; Governing Law.  This Agreement constitutes the entire Agreement between TrustCo and McCormick and all prior understandings and agreements between them, if any, concerning the same subject matter are merged herein and thus extinguished.  This Agreement may not be modified except by a writing signed by both parties.  This Agreement is made under, and shall be construed in accordance with the laws of the State of New York.

7.             Separability.  If any provision hereof is declared void and unenforceable by any court of competent jurisdiction, the remaining provisions hereof shall remain in full force and effect.

8.             Binding Effect.  This Agreement shall be binding on the parties hereto and their respective successors, heirs and assigns upon full execution by all parties.

IN WITNESS WHEREOF, TrustCo and McCormick have executed this Agreement as of the date first above written.

TRUSTCO BANK CORP NY

By: /s/ Joseph Lucarelli
Joseph Lucarelli
Chairman,
Compensation Committee

/s/ Robert A. McCormick
Robert A. McCormick